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
Prospectus Supplement                                               Filed pursuant to Rule 424(b)(3)
November 24, 1998                                                   SEC File Number 333-41037
(TO PROSPECTUS DATED NOVEMBER 25, 1997)
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The Prospectus dated November 25, 1997 (the "Prospectus") relating to (i)
$75,000,000 aggregate principal amount of 7% Convertible Subordinated
Debentures due 2004 (the "Debentures") of Fuisz Technologies Ltd., a Delaware
corporation (the "Company"), and (ii) not more than 5,660,377 shares of the
Company's common stock, par value $.01 per share (the "Common Stock"), which are initially issuable upon conversion of the Debentures, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price
(the "Shares"), is hereby amended as follows:

The following entities are hereby named as Selling Securityholders as contemplated on pages 47-50 of the Prospectus:

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
                                                                                           Number of Shares
                                       Principal Amount            Percent of Total        of Common Stock
        Selling Securityholders       of Debentures Owned       Outstanding Debentures     That May Be Sold+
        -----------------------       -------------------       ----------------------     ----------------
      Dimensional Partners Ltd.             $1,800,000                    2.40%                  135,849

      J.M. Hull Associates, L.P.            $  200,000                      *                     15,094

      Smith Barney Inc.                     $2,225,000                    2.97%                  167,925

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+  Assumes a conversion price of $13.25 per share, rounded down to the nearest whole share. Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion.

*  Less than one percent.